EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:
John Neale	Laurie Berman/Matt Sheldon
QAD Senior Vice President and Treasurer	PondelWilkinson Inc.
805.566.5117	310.279.5980
investor@qad.com	pwinvestor@pondel.com

QAD REPORTS FISCAL 2013 FOURTH QUARTER AND FULL-YEAR FINANCIAL RESULTS

SANTA BARBARA, Calif. – March 7, 2013 – QAD Inc. (NASDAQ: QADA) (NASDAQ: QADB), a leading provider of enterprise business software and services for global manufacturers, today reported financial results for the fiscal 2013 fourth quarter and full year ended January 31, 2013.

Total revenue increased to $65.8 million for the fiscal 2013 fourth quarter, from $65.2 million for the fiscal 2012 fourth quarter.

License revenue decreased to $9.5 million for the fourth quarter of fiscal 2013, from $11.1 million for last year’s fourth fiscal quarter.  QAD closed seven license deals valued at approximately $4.3 million, which were deferred for accounting purposes and not recognized during the quarter.  Maintenance and other revenue rose to $35.4 million, from $33.9 million for the same period last year.  Subscription revenue, which includes QAD’s On Demand deployment option, grew to $4.1 million, up from $3.0 million for last year’s fourth fiscal quarter.  Professional services revenue decreased to $16.9 million, from $17.2 million for the fourth quarter of fiscal 2012.  Revenue related to the acquisitions of DynaSys and CEBOS, which were completed in fiscal 2013, totaled $1.5 million.

Net income for the fiscal 2013 fourth quarter was $2.0 million, or $0.13 per diluted Class A share and $0.11 per diluted Class B share, compared with $3.7 million, or $0.23 per diluted Class A share and $0.19 per diluted Class B share for the fourth quarter of fiscal 2012.

“We ended fiscal 2013 by closing several multi-million dollar deals across different geographies and verticals,” said Karl Lopker, Chief Executive Officer of QAD.  “Throughout the year we added important functionality through the acquisitions of CEBOS and DynaSys.  We returned additional cash to our stockholders through a special dividend and closed the year with a strong balance sheet.  We expect to continue delivering solid results and have a successful fiscal 2014.”

Gross profit for the fiscal 2013 fourth quarter totaled $38.4 million, or 58 percent of total revenue, compared with $38.9 million, or 60 percent of total revenue, for the fiscal 2012 fourth quarter.

Total operating expenses were $35.1 million, or 53 percent of total revenue, for the fiscal 2013 fourth quarter, versus $32.6 million, or 50 percent of total revenue, for last year’s fourth fiscal quarter.

Operating income for the fourth quarter of fiscal 2013 was $3.2 million, which included $1.0 million in stock compensation expense, compared with $6.3 million, including $1.0 million in stock compensation expense, for the fourth quarter of the last fiscal year.  Included in operating income was total expense of $2.7 million related to the acquisitions of DynaSys and CEBOS.

QAD Inc.
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For the full fiscal year ended January 31, 2013, total revenue rose to $252.2 million, up from $247.3 million last year.  Net income for fiscal 2013 was $6.6 million, or $0.42 per diluted Class A share and $0.35 per diluted Class B share.  Net income for fiscal 2012 was $10.8 million, or $0.67 per diluted Class A share and $0.56 per diluted Class B share.

QAD’s cash and equivalents balance was $65.0 million at January 31, 2013, compared with $76.9 million at January 31, 2012.  Cash provided by operations was $5.6 million for the fourth quarter of fiscal 2013, versus $8.4 million for the fourth quarter of fiscal 2012.  Cash provided by operations for fiscal 2013 was $16.3 million, compared with $21.4 million for fiscal 2012.

During the fourth quarter of fiscal 2013, QAD purchased 106,000 Class A shares of its common stock at an average price of $13.13 per share, and 9,000 Class B shares at an average price of $12.80 per share, for a total expenditure of approximately $1.5 million.  Approximately 52,000 shares remain available under the previously authorized one million share repurchase program.

During the fiscal 2013 fourth quarter, QAD paid quarterly and special dividends totaling $5.4 million, of which $5.3 million was paid in cash and the remainder in common stock.

2013 Fourth Quarter Highlights:

•
Received orders from 35 customers representing more than $500,000 each in combined license, maintenance, subscription and professional services billings, including 14 orders in excess of $1.0 million, of which four orders were in excess of $2.0 million including one order in excess of $4.0 million;

•
Received license or On Demand orders from companies across QAD’s six vertical markets, including: Adium Pharma S.A., Biomet Japan, Inc., CoorsTek, Inc., Delphi Automotive Systems, Eaton Corporation, Essilor International S.A., Freudenberg & Co., Hewlett-Packard Company, Imperial Tobacco Group, Laerdal Medical A/S, Lear Corporation, Mitek Industries Inc., Pentair, Takata Corporation, and Zodiac SA;

•	Acquired quality and standards management solution provider CEBOS, Ltd. to enhance the quality management functionality of QAD’s ERP software suite;

•	Announced new Demand Planning capabilities as an add-on to QAD Enterprise Applications to support collaborative forecasting and demand planning for our customers;

•	Earned the Readers' Choice award by Consumer Goods Technology for providing the best customer experience in the ERP market.

Business Outlook
For the first quarter of fiscal 2014, QAD anticipates total revenue of approximately $65.0 million and earnings of approximately $0.09 per diluted Class A share and $0.07 per diluted Class B share.

Calculation of Earnings Per Share
EPS is reported based on the company’s dual-class share structure, and includes a calculation for both Class A and Class B shares.  Since Class A shares have rights to 120% of dividends paid on Class B shares, net income is apportioned so that earnings per share attributable to a Class A share are 120% of earnings per share attributable to a Class B share.

Investor Conference Call
QAD management will host an investor conference call today at 2:00 p.m. PT (5:00 p.m. ET) to review the company’s financial results and operations for the fiscal 2013 fourth quarter.  The conference call will be webcast live and is accessible through the investor relations section of QAD’s web site at www.qad.com, where it will be available for approximately one year.  Interested parties may participate in the call by dialing 800-230-1059 (domestic) or 612-234-9959 (international).  A replay of the call will be accessible through March 14, 2013 by dialing 800-475-6701 (domestic) or 320-365-3844 (international), passcode 279512.

QAD Inc.
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About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies specializing in automotive, consumer products, electronics, food and beverage, industrial and life sciences products.  QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time.  For more information about QAD, telephone +1 805-566-6000, or visit the QAD web site at www.qad.com.

“QAD” is a registered trademark of QAD Inc. All other products or company names herein may be trademarks of their respective owners.

Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “expects,” “believes,” “anticipates,” “could,” “will likely result,” “estimates,” “intends,” “may,” “projects,” “should,” and variations of these words and similar expressions are intended to identify these forward looking statements.  Forward-looking statements are based on the company’s current expectations and assumptions regarding its business, the economy and future conditions.  A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements.  These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage changes in technology; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment.  In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations.  Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter.  Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income.  Investors should not use any one quarter’s results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2012 ended January 31, 2012, and in particular, the section entitled “Risk Factors” therein, and in other periodic reports the company files with the Securities and Exchange Commission.

-- Financial Tables Follow --

QAD Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2013	2012	2013	2012
Revenue:
License fees	$9,493	$11,056	$31,260	$33,166
Maintenance and other	35,358	33,917	138,563	137,659
Subscription fees	4,055	2,974	14,838	9,787
Professional services	16,880	17,218	67,511	66,646
Total revenue	65,786	65,165	252,172	247,258
Cost of revenue:
License	1,350	1,302	4,032	4,585
Maintenance, subscription and other	9,996	9,394	40,355	36,077
Professional services	16,078	15,582	63,206	64,677
Total cost of revenue	27,424	26,278	107,593	105,339
Gross profit	38,362	38,887	144,579	141,919
Operating expenses:
Sales and marketing	17,233	16,009	62,223	58,336
Research and development	9,891	9,177	38,332	35,708
General and administrative	7,903	7,378	31,952	29,969
Amortization of intangibles from acquisitions	119	-	264	14
Total operating expenses	35,146	32,564	132,771	124,027
Operating income	3,216	6,323	11,808	17,892
Other (income) expense:
Interest income	(124)	(160)	(590)	(630)
Interest expense	215	312	990	1,174
Other expense, net	204	127	1,118	548
Total other expense, net	295	279	1,518	1,092
Income before income taxes	2,921	6,044	10,290	16,800
Income tax expense	910	2,360	3,651	6,016
Net income	$2,011	$3,684	$6,639	$10,784

Diluted Net Income per Share
Class A	$0.13	$0.23	$0.42	$0.67
Class B	$0.11	$0.19	$0.35	$0.56

Diluted Weighted Shares
Class A	12,940	13,274	13,063	13,287
Class B	3,250	3,299	3,266	3,293

QAD Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	January 31,	January 31,
	2013	2012
Assets
Current assets:
Cash and equivalents	$65,009	$76,927
Accounts receivable, net	72,564	64,757
Deferred tax assets, net	4,414	4,355
Other current assets	13,806	11,853
Total current assets	155,793	157,892

Property and equipment, net	32,526	33,139
Capitalized software costs, net	4,180	583
Goodwill	11,412	6,412
Long-term deferred tax assets, net	16,431	17,285
Other assets, net	5,606	2,834

Total assets	$225,948	$218,145

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$372	$321
Accounts payable and other current liabilities	43,952	40,823
Deferred revenue	101,193	93,871
Total current liabilities	145,517	135,015

Long-term debt	15,474	15,813
Other liabilities	6,759	5,302

Stockholders' equity:
Common stock	18	18
Additional paid-in capital	149,777	148,993
Treasury stock	(31,093)	(27,968)
Accumulated deficit	(52,468)	(48,974)
Accumulated other comprehensive loss	(8,036)	(10,054)
Total stockholders' equity	58,198	62,015

Total liabilities and stockholders' equity	$225,948	$218,145

QAD Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Twelve Months Ended
	January 31,
	2013	2012

Net cash provided by operating activities	$16,330	$21,448

Cash flows from investing activities:
Purchase of property and equipment	(3,071)	(3,781)
Capitalized software costs	(492)	(285)
Acquisition of businesses, net of cash acquired	(7,817)	(107)
Other, net	(1)	26
Net cash used in investing activities	(11,381)	(4,147)

Cash flows from financing activities:
Repayments of debt	(312)	(308)
Tax payments, net of proceeds, related to stock awards	(1,185)	(722)
Excess tax benefits from share-based payment arrangements	171	33
Repurchase of stock	(7,530)	(4,319)
Dividends paid in cash	(8,076)	(2,409)
Net cash used in financing activities	(16,932)	(7,725)

Effect of exchange rates on cash and equivalents	65	75
Net (decrease) increase in cash and equivalents	(11,918)	9,651
Cash and equivalents at beginning of period	76,927	67,276
Cash and equivalents at end of period	$65,009	$76,927